Exhibit 99.1

Investor/Media Contact:

Deborah Loeb Bohren

212-476-3552

WELLCHOICE, INC. REPORTS

SECOND QUARTER 2005 RESULTS

•	Second quarter 2005 net income of $74.6 million, or $0.88 per diluted share

•	Commercial managed care membership, excluding NYC and NYS PPO, increased by 152,000, or 6.1%, over the second quarter 2004 and 2.9% since year-end 2004

•	Full-year 2005 earnings guidance raised to a range of $3.37 to $3.43 per diluted share, from a range of $3.35 to $3.41 per diluted share

New York, NY (August 3, 2005) – WellChoice, Inc. (NYSE: WC) today reported results for the second quarter ended June 30, 2005.

WellChoice reported net income for the second quarter 2005 of $74.6 million, or $0.88 per diluted share, and for the six months ended June 30, 2005 of $145.5 million, or $1.72 per diluted share.

“WellChoice once again delivered strong financial performance this quarter,” said Michael A. Stocker, M.D., President and Chief Executive Officer of WellChoice. “We continue to experience solid growth in our managed care products and also benefit from our continued focus on achieving administrative expense efficiencies.”

“Our second quarter 2005 results reflect pricing discipline, expense control and membership growth,” said John W. Remshard, Senior Vice President and Chief Financial Officer. “We expect to see solid earnings growth in 2005.”

Compared to December 31, 2004, enrollment in the Commercial Managed Care segment, excluding New York State and New York City PPO membership, increased by 2.9% as of June 30, 2005. Membership in the entire Commercial Managed Care segment increased by 1.7% to 4,455,000 since December 31, 2004. Membership in the Other Insurance Products and Services segment, which includes indemnity and individual products, declined by 0.7% since December 31, 2004. Total membership at June 30, 2005 was 5,025,000, an increase of 1.4% since December 31, 2004. Self-funded membership grew 2.7% since December 31, 2004 to 2,002,000 as of June 30, 2005, and now accounts for 39.8% of overall membership, an increase of 40 basis points over the prior year-end.

Total revenues for the six months ended June 30, 2005 were $3.2 billion compared to $2.9 billion for the six months ended June 30, 2004. Administrative service fees increased $35.9 million to $281.1 million. Insured premiums were $2.88 billion for the six months ended June 30, 2005, compared to $2.61 billion in the first half of last year. The overall medical loss ratio was 86.2% for the six months ended June 30, 2005, flat compared to the six months ended June 30, 2004. Compared to the six months ended June 30, 2004, administrative expenses increased by $36.8 million to $485.0 million in the six months ended June 30, 2005.

Total revenues for the second quarter 2005 were $1.65 billion compared to $1.50 billion for the second quarter last year. Insured premiums were $1.49 billion compared to $1.36 billion in the second quarter last year. Administrative service fees increased $15.9 million to $139.8 million. The overall medical loss ratio was 86.1% in the second quarter 2005, a 90 basis point improvement compared to the second quarter last year. Administrative expenses increased by $28.2 million to $251.9 million in the second quarter 2005 compared to the prior year second quarter.

On June 29, 2005, the company entered into a final settlement agreement with the New York State Insurance Department for contributions and distributions related to its participation in Non-Medicare Supplemental Regulation 146 pools. The results of this agreement and a litigation reserve adjustment led to a net income benefit of $1.7 million, or $0.02 per diluted share for both the quarter and the six months.

Cash flow from operating activities was $241.7 million for the six months ending June 30, 2005. The Company experienced net positive prior period reserve development of $2.2 million for the second quarter 2005 for its prospectively rated business, excluding the impact of the Regulation 146 settlement agreement and the litigation reserve adjustment referenced above.

Days claims payable was 53.6 days for the quarter ended June 30, 2005, unchanged from the quarter ended March 31, 2005.

EARNINGS OUTLOOK

WellChoice is increasing its earnings guidance for 2005 to be in the range of $3.37 to $3.43 per diluted share, based on 85 million weighted average shares outstanding. For the third quarter 2005, WellChoice expects earnings to be in the range of $0.84 to $0.88 per diluted share.

About WellChoice

WellChoice, Inc. is the parent company of the largest health insurer in the State of New York based on PPO and HMO membership. WellChoice, through its Empire Blue Cross Blue Shield subsidiaries, has the exclusive right to use the Blue Cross and Blue Shield names and marks in 10 downstate New York counties and one or both of these names and marks in selected counties in upstate New York. WellChoice offers a broad portfolio of products, including managed care and traditional indemnity products, and has a broad customer base including large group, middle-market and small group, individual, and national accounts. Additional information on WellChoice can be found at www.wellchoice.com.

Conference Call and Webcast

The Company will host a conference call and webcast today at 5:30 PM (EST) to review these results, as well as to discuss the outlook for the third quarter 2005. Financial, statistical and other information, including non-GAAP reconciliations, related to the conference call will be available under the “Quarterly Financial Reporting and Supplemental Data” section of the Financial Reporting tab at www.wellchoice.com/investors.

The conference call can be accessed domestically by dialing (800) 784-3697. International participants dial (706) 643-1656. Please ask for reference number 7401664 ten minutes prior to the start of the call. An audio replay of the call will be available for seven days following the conference call. To access the replay, please dial (800) 642-1687 and enter reference number 7401664. International callers can access the replay by dialing (706) 645-9291 and enter reference number 7401664. Investors, analysts and the general public are also invited to listen to the conference call over the Internet by visiting WellChoice’s web site at www.wellchoice.com.

Cautionary Statement

Some of the information contained in this press release is forward-looking, including statements relating to future financial or business results. Forward-looking information is based on management’s estimates, assumptions and projections and is subject to significant uncertainties and other factors, many of which are beyond the company’s control. Important risk factors could cause future results to differ materially from those estimated by management. Those risks and uncertainties include but are not limited to: our ability to accurately predict health care costs and to manage those costs through underwriting criteria, quality initiatives and medical management; product design and negotiation of favorable provider reimbursement rates; our ability to maintain or increase our premium rates; possible reductions in enrollment in our products or changes in membership including the loss of either the New York City or the New York State account; the regional concentration of our business in the New York metropolitan area and the effects of economic downturns in that region or generally; future bio-terrorist activity or other potential public health epidemics; the impact of health care reform and other regulatory matters; the outcome of litigation. For a more detailed discussion of these and other important factors that may materially affect WellChoice, please see WellChoice’s filings with the Securities and Exchange Commission, including the discussion of risk factors and historical results of operations and financial condition in its Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the three months ended March 31, 2005 and for the six months ended June 30, 2005 to be filed with the Commission this afternoon.

EXHIBIT A

WellChoice, Inc.

Membership

	June 30,		March 31, 2005	December 31, 2004
(In thousands)	2005	2004
Products and services:
Commercial managed care:
Group PPO, HMO, EPO and other (1)(2)	2,631	2,479	2,627	2,558
New York City and New York State PPO	1,824	1,815	1,823	1,823

Total commercial managed care	4,455	4,294	4,450	4,381
Other insurance products and services:
Indemnity	366	373	367	364
Individual	204	213	207	210

Total other insurance products and services	570	586	574	574

Overall total	5,025	4,880	5,024	4,955

Customers:
Large group	3,002	2,945	3,003	2,986
Small group and middle market	490	455	484	472
Individual	264	266	265	266
National accounts	1,269	1,214	1,272	1,231

Overall total	5,025	4,880	5,024	4,955

Funding type:
Commercial managed care:
Insured	2,705	2,644	2,699	2,678
Self-funded	1,750	1,650	1,751	1,703

Total commercial managed care	4,455	4,294	4,450	4,381

Other insurance products and services:
Insured	318	335	323	327
Self-funded	252	251	251	247

Total other insurance products and services	570	586	574	574

Overall total	5,025	4,880	5,024	4,955

(1)	Our HMO product includes Medicare+Choice. As of June 30, 2005, June 30, 2004, March 31, 2005 and December 31, 2004, we had approximately 60,000 members, 54,000 members, 58,000 members and 56,000 members, respectively, enrolled in Medicare+Choice.
(2)	“Other” principally consists of our members enrolled in dental only coverage and includes POS members.

EXHIBIT B

WellChoice, Inc.

Consolidated Statements of Income

	Three Months Ended June 30,
($ in millions, except share and per share data)	2005	2004
Revenues:
Premium earned	$1,491.1	$1,363.7
Administrative service fees	139.8	123.9
Investment income, net	23.1	16.5
Other (expense) income, net	(0.1)	—

Total revenue	1,653.9	1,504.1

Expenses:
Cost of benefits provided	1,283.2	1,186.2
Administrative expenses	251.9	223.7

Total expenses	1,535.1	1,409.9
Income before income taxes	118.8	94.2
Income tax expense	44.2	28.8

Net income	$74.6	$65.4

Basic net income per common share	$0.89	$0.78
Diluted net income per common share	$0.88	$0.78
Shares used to compute basic net income per common share, based on weighted average shares outstanding	83,715,312	83,493,145
Shares used to compute diluted net income per common share based on weighted average shares outstanding	84,758,059	83,798,907
Additional data:
Medical loss ratio (1)	86.1%	87.0%
Administrative expense ratio (2)	15.4%	15.0%

(1)	Medical loss ratio represents cost of benefits provided as a percentage of premiums earned.
(2)	Administrative expense ratio represents administrative expense as a percentage of premiums earned and administrative service fees. As presented, our administrative expense ratio does not take into account a significant portion of our activity generated by self-funded, or ASO, business, which, at June 30, 2005, represented approximately 39.8% of total membership. Therefore, in the following table, we provide the information regarding premium equivalents and the administrative expense ratio on a “premium equivalent” basis because that ratio measures administrative expenses relative to the entire volume of insured and self-funded business serviced by us and is commonly used in the health insurance industry to compare operating efficiency among companies. Administrative expense ratio on a premium equivalent basis is calculated by dividing administrative expenses by “premium equivalents” for the relevant periods. Premium equivalents is the sum of premium earned, administrative service fees and the amount of paid claims attributable to our self-funded business pursuant to which we provide a range of customer services, including claims administration, billing and membership services. Claims paid for our self-funded health business is not our revenue.

EXHIBIT B (continued)

The premium equivalents for the years indicated were as follows:

	Three Months Ended June 30,
	2005	2004
Revenue:
Premiums earned	$1,491.1	$1,363.7
Administrative service fees	139.8	123.9
Claims paid for our self-funded health business	1,098.2	888.7

Premium equivalents	$2,729.1	$2,376.3

Administrative expense ratio, premium equivalent basis	9.2%	9.4%

EXHIBIT C

WellChoice, Inc.

Consolidated Statements of Income

	Six Months Ended June 30,
($ in millions, except share and per share data)	2005	2004
Revenue:
Premiums earned	$2,876.2	$2,609.2
Administrative service fees	281.1	245.2
Investment income, net	41.5	34.1
Other (expense) income, net	(0.2)	0.2

Total revenue	3,198.6	2,888.7

Expenses:
Cost of benefits provided	2,480.5	2,249.1
Administrative expenses	485.0	448.2

Total expenses	2,965.5	2,697.3
Income before income taxes	233.1	191.4
Income tax expense	87.6	66.7

Net income	$145.5	$124.7

Basic net income per common share	$1.74	$1.49
Diluted net income per common share	$1.72	$1.49
Shares used to compute basic net income per common share, based on weighted average shares outstanding	83,695,867	83,492,194
Shares used to compute diluted net income per common share, based on weighted average shares outstanding	84,647,354	83,762,915
Additional data:
Medical loss ratio (1)	86.2%	86.2%
Administrative expense ratio (2)	15.4%	15.7%

(1)	Medical loss ratio represents cost of benefits provided as a percentage of premiums earned.
(2)	Administrative expense ratio represents administrative expense as a percentage of premiums earned and administrative service fees. As presented, our administrative expense ratio does not take into account a significant portion of our activity generated by self-funded, or ASO, business, which, at June 30, 2005, represented approximately 39.8% of total membership. Therefore, in the following table, we provide the information needed to calculate the administrative expense ratio on a “premium equivalent” basis because that ratio measures administrative expenses relative to the entire volume of insured and self-funded business serviced by us and is commonly used in the health insurance industry to compare operating efficiency among companies. Administrative expense ratio on a premium equivalent basis is calculated by dividing administrative expenses by “premium equivalents” for the relevant periods. Premium equivalents is the sum of premium earned, administrative service fees and the amount of paid claims attributable to our self-funded business pursuant to which we provide a range of customer services, including claims administration, billing and membership services. Claims paid for our self-funded health business is not our revenue. The premium equivalents for the years indicated were as follows:

EXHIBIT C (continued)

Premium Equivalents Table:

	Six Months Ended June 30,
	2005	2004
Revenue:
Premiums earned	$2,876.2	$2,609.2
Administrative service fees	281.1	245.2
Claims paid for our self-funded health business	2,077.9	1,712.4

Premium equivalents	$5,235.2	$4,566.8

Administrative expense ratio, premium equivalent basis	9.3%	9.8%

EXHIBIT D

WellChoice, Inc.

Consolidated Balance Sheets

	June 30, 2005	December 31, 2004
(In millions, except share and per share data)

Assets
Investments:
Fixed maturities, at fair value (amortized cost: $1,572.7 and $1,374.6)	$1,558.2	$1,361.9
Marketable equity securities, at fair value (cost: $44.1 and $43.8)	55.0	53.4
Short-term investments	215.2	170.6
Other long-term equity investments	19.3	18.6

Total investments	1,847.7	1,604.5
Cash and cash equivalents	750.4	758.5

Total investments and cash and cash equivalents	2,598.1	2,363.0

Receivables:
Billed premiums, net	108.7	107.6
Accrued premiums	344.1	340.8
Other amounts due from customers, net	129.2	125.8
Notes receivable, net	13.1	12.7
Accrued investment income	12.7	10.7
Miscellaneous, net	119.5	73.2

Total receivables	727.3	670.8

Property, equipment and information systems, net of accumulated depreciation	101.8	107.1
Prepaid pension expense	62.6	60.7
Deferred taxes, net	127.6	157.7
Other	30.9	30.8

Total assets	$3,648.3	$3,390.1

EXHIBIT D (continued)

WellChoice, Inc.

Consolidated Balance Sheets (Continued)

(In millions, except share and per share data)	June 30, 2005	December 31, 2004
Liabilities and stockholders’ equity
Liabilities:
Unpaid claims and claims adjustment expense	$755.1	$678.8
Unearned premium income	96.9	138.7
Managed cash overdrafts	196.5	215.4
Accounts payable and accrued expenses	81.9	67.4
Advance deposits	220.3	160.6
Group and other contract liabilities	84.9	99.3
Postretirement benefits other than pensions	144.2	144.6
Obligations under capital lease	41.5	44.0
Other	191.4	159.0

Total liabilities	1,812.7	1,707.8

Stockholders’ equity:
Common stock, $0.01 par value, 225,000,000 shares authorized; shares issued and outstanding: 2005—84,125,288; 2004—84,047,152	0.8	0.8
Class B common stock, $0.01 par value, one share authorized, issued and outstanding	—	—
Preferred stock, $0.01 per share value, 25,000,000 shares authorized; none issued and outstanding	—	—
Additional paid-in capital	1,280.0	1,275.2
Retained earnings	554.2	408.7
Unearned restricted stock compensation	(6.8)	(9.9)
Accumulated other comprehensive income	7.4	7.5

Total stockholders’ equity	1,835.6	1,682.3

Total liabilities and stockholders’ equity	$3,648.3	$3,390.1

EXHIBIT E

WellChoice, Inc.

Consolidated Statements of Cash Flows

	Six Months Ended June 30,
($ in millions)	2005	2004
Cash flows from operating activities
Net income	$145.5	$124.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18.9	20.5
Net realized gain on sales of investments	(3.5)	(6.7)
Provision (credit) for doubtful accounts	1.0	(2.0)
Accretion of discount, net	1.4	1.0
Equity in earnings of other long-term equity investments	(0.3)	(1.3)
Deferred income tax expense	30.2	30.0
Other	(1.9)	(3.4)
Changes in assets and liabilities:
Billed and accrued premiums receivables	(5.2)	(49.3)
Other customer receivable	(12.3)	9.9
Notes receivable	(0.4)	0.4
Accrued investment income	(1.9)	(0.5)
Miscellaneous receivables	(46.4)	(1.4)
Other assets	8.4	(1.0)
Unpaid claims and claims adjustment expenses	76.3	76.4
Unearned premium income	(41.8)	(33.4)
Managed cash overdrafts	(18.8)	(14.2)
Accounts payable and accrued expenses	16.5	(30.2)
Advance deposits	59.7	38.9
Group and other contract liabilities	(14.5)	2.2
Postretirement benefits other than pensions	(0.3)	3.0
Other liabilities	31.1	2.8

Net cash provided by operating activities	241.7	166.3

Cash flows from investing activities
Purchases of property, equipment and information systems	(11.3)	(17.5)
Purchases of available for sale investments	(625.8)	(812.1)
Proceeds from sales and maturities of available for sale investments	386.3	719.8

Net cash used in investing activities	(250.8)	(109.8)

Cash flows from financing activities
Decrease in capital lease obligations	(2.5)	(2.1)
Proceeds from the exercise of stock options and employee stock purchase plan, net of treasury stock repurchases	2.8	—
Excess tax benefits on stock compensation	0.7	—

Net cash provided by (used in) financing activities	1.0	(2.1)

Net change in cash and cash equivalents	(8.1)	54.4
Cash and cash equivalents at beginning of period	758.5	697.5

Cash and cash equivalents at end of period	$750.4	$751.9

Supplemental disclosure:
Income taxes paid	$43.5	$38.5

EXHIBIT F

WellChoice, Inc.

Segment Operating Results

	Three Months Ended June 30,
($ in millions)	2005	2004
Commercial Managed Care:
Total revenue	$1,422.6	$1,281.0
Income before income taxes	80.3	78.3
Medical loss ratio (1):
Commercial managed care total	88.1%	87.8%
Commercial managed care, excluding New York City and New York State PPO (2)	84.8%	84.2%
Administrative expense ratio (3)	13.4%	12.6%

Other Insurance Products and Services:
Total revenue	$231.3	$223.1
Income before income taxes	38.5	15.9
Medical loss ratio (1)	71.1%	81.6%
Administrative expense ratio (3)	27.9%	29.3%

(1)	Medical loss ratio represents cost of benefits provided as a percentage of premiums earned.
(2)	We present commercial managed care medical loss ratio, excluding New York City and New York State PPO, because these accounts differ from our standard PPO product in that they are hospital-only accounts which have lower premiums relative to claim expense than accounts with full medical and hospital coverage. The lower premiums and the size of these accounts distort our performance when the total medical loss ratio is presented.
(3)	Administrative expense ratio represents administrative expenses as a percentage of premiums earned and administrative service fees.

EXHIBIT G

WellChoice, Inc.

Segment Operating Results

	Six Months Ended June 30
($ in millions, except earnings per share)	2005	2004
Commercial Managed Care:
Total revenue	$2,737.7	$2,440.1
Income before income taxes	181.1	165.4
Medical loss ratio (1):
Commercial managed care total	87.4%	86.7%
Commercial managed care, excluding New York City and New York State PPO (2)	84.1%	82.9%
Administrative expense ratio (3)	13.3%	13.3%

Other Insurance Products and Services:
Total revenue	$460.9	$448.6
Income before income taxes	52.0	26.0
Medical loss ratio (1)	78.3%	83.2%
Administrative expense ratio (3)	27.7%	28.9%

(1)	Medical loss ratio represents cost of benefits provided as a percentage of premiums earned.
(2)	We present commercial managed care medical loss ratio, excluding New York City and New York State PPO, because these accounts differ from our standard PPO product in that they are hospital-only accounts which have lower premiums relative to claim expense than accounts with full medical and hospital coverage. The lower premiums and the size of these accounts distort our performance when the total medical loss ratio is presented.
(3)	Administrative expense ratio represents administrative expenses as a percentage of premiums earned and administrative service fees.